Exhibit 99.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Tingo, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tingo, Inc. (the Company), which comprise the balance sheet as of December 31, 2021 and the related statements of Operations, Changes in Stockholder’s Equity, and Cash Flows for the years then ended, and the related notes to the financial statements. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Treatment

As discussed in Note 2 to the financial statements, the Company has elected to change its method of accounting for acquisition accounting related to the August 15, 2021 transaction in the year ended December 31, 2021.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United Sates) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we were required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluation of the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the disclosures to which it relates.

Revenue Recognition, Deferred Income, and Costs matching

Critical Audit Matter Description

The Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company offers customers the ability to purchase cellular phones directly, lease the phones on one year terms, and purchase data and calls, as well as use of the NWASSA platform. As part of these contracts, the Company records Revenue and has short term and long term assets and liabilities recorded related to the cost of contracts and the deferred income and taxes receivable, respectively. The Company also records depreciation expense on a straight-line basis over the useful life of the phones, which is estimated by management at three years.

Significant judgment is exercised by the Company in determining the accounting policies related to these long term transactions, including the following:

●	Determination of whether products and services are considered distinct performance obligations that should be accounted for separately versus together, such as phone leases and purchase of data.

●	Determination of stand-alone selling prices for each distinct performance obligation and for products and services that are not sold separately.

●	The pattern of delivery (i.e., timing of when revenue is recognized) for each distinct performance obligation.

●	Estimation of variable consideration when determining the amount of revenue to recognize (i.e., separate items on NWASSA platform)

●	Determination of long term costs and identification of amounts in the current period, ensuring the matching principle is specifically followed.

Given these factors, the related audit effort in evaluation management’s judgements in determining revenue recognition and cost recognition for the customer agreements was extensive and required a high degree of auditor judgement.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company’s revenue recognition for these customer agreements included the following:

●	We evaluated management’s significant accounting policies related to these customer agreements for reasonableness.

●	We selected a sample of customer agreements and performed the following procedures:

o	Obtained and read contract source documents for each selection, including master agreements, and other documents as needed.

o	Tested managements identification of significant terms for completeness, including the identification of distinct performance obligations and variable consideration.

●	Tested costs related to these revenues, ensuring amount recorded in the current period was in line with expectations.

●	We recalculated long term portion of deferred income, prepayments, and VAT receivable, ensuring proper classification between short term and long term on the financial statements.

●	We evaluated the reasonableness of management’s estimate of stand-alone selling prices for products and services that are not sold separately.

●	We tested the mathematical accuracy of managements calculations of revenue and the associated timing of revenue recognized and expenses recorded in the financial statements.

Emphasis of Matters-Risks and Uncertainties

The Company is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company plans to operate.

We have served as the Company’s auditor since 2021.

Denver, Colorado
July 18, 2022, with the exception of Note 8 and Note 12, as to which the date is November 15, 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of TINGO MOBILE LTD (formerly TINGO MOBILE PLC).

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Tingo Mobile Ltd, (the “Company”) as of December 31, 2020, and the related statements of comprehensive profit, stockholders’ gain and cash flows for the year then ended, and the related notes (collectively referred to as the (“financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)
We have served as the Company’s auditor since February 2020.
February 8, 2023
Lagos, Nigeria

TINGO, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash	$128,367,605	$28,202,869
Accounts receivable, net	364,308,399	241,953,782
Inventory	129,823	30,491
Total Current Assets	492,805,827	270,187,142

Non-Current Assets
Property, plant and equipment, net	1,198,883,019	37,042,344
Work-in-Progress	—	207,968,849
Intangible assets, net	1,670,924	3,055,061
Total non-current assets	1,200,553,943	248,066,254
Total Assets	$1,693,359,770	$518,253,396

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accruals	$755,885,193	$40,915
Deferred income – current portion	221,215,018	—
Value added tax – current portion	17,162,192	20,493,802
Income tax payable	100,606,352	67,601,594
Total current liabilities	1,094,868,755	88,136,311

Non-current liabilities
Deferred Tax	2,171,039	2,360,004
Total non-current liabilities	2,171,039	2,360,004
Total Liabilities	1,097,039,794	90,496,315

Stockholders’ Equity
Common stock – Class A, par value $.001 per share, 2,250,000,000 shares authorized, 1,205,016,211 and 1,028,000,000 shares issued and outstanding at December 31, 2021 and December 31, 2020	1,205,016	1,028,000
Common Stock – Class B, par value $.001 per share, 200,000,000 shares authorized, 65,000,000 shares issued and outstanding at December 31, 2021 and December 31, 2020	65,000	65,000
Additional paid-in-capital	330,703,635	508,549
Retained earnings	416,095,565	458,438,770
Deferred stock compensation	(66,357,804)	—
Translation reserve	(85,391,436)	(32,283,238)
Total Stockholders’ Equity	596,319,976	427,757,081
Total Liabilities and Stockholders’ Equity	$1,693,359,770	$518,253,396

The accompanying notes are an integral part of these consolidated financial statements

TINGO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended
	December 31, 2021	December 31, 2020
Revenues	$865,838,327	$585,254,527
Cost of Sales	(284,179,088)	(364,383,712)
Gross Profit	581,659,239	220,870,815

Operating Expenses
Payroll and related expenses	72,990,188	2,630,454
Distribution expenses	985,801	268,337
Professional fees	192,842,115	298,768
Bank fees and charges	926,256	909,233
Depreciation and amortization	247,177,230	5,769,462
General and administrative expenses – other	1,278,898	440,415
Bad debt expenses	99,247	8,698,024
Total Operating Expenses	516,299,735	19,014,693

Income from Operations	65,359,504	201,856,122

Other Income (Expenses)
Other income	360,818	268,866
Recovered debt	55,428	9,454,965
Interest expense	—	(869,968)
Total Other Income	416,246	8,853,863

Income before tax	65,775,750	210,709,985

Taxation	(104,802,090)	(68,739,650)
Net Income (Loss)	$(39,026,340)	$141,970,335

Other Comprehensive Loss
Translation Adjustment	(53,108,198)	(16,106,101)
Total Comprehensive Income (Loss)	$(92,134,538)	$125,864,234

Earnings per share – Basic and Diluted	$(.09)	$0.12

Weighted Average number of common shares outstanding
Basic and diluted	1,071,260,595	1,028,000,000

The accompanying notes are an integral part of these consolidated financial statements.

TINGO, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock – Class A		Common Stock – Class B
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid In Capital	Deferred Stock Compensation	Retained Earnings	Translation Reserve	Total Stockholders’ Equity
Balance as of January 1, 2020	1,028,000,000	$1,028,000	65,000,000	$65,000	$508,549	$—	$316,568,435	$(16,177,137)	$301,892,847
Net income for the year ended December 31, 2020	—	—	—	—	—	—	141,970,335	—	141,970,335
Foreign Currency Translation Adjustment	—	—	—	—	—	—	—	(16,106,101)	(16,106,101)
Balance as of December 31, 2020	1,028,000,000	1,028,000	65,000,000	65,000	508,549	—	458,538,770	(32,283,238)	427,757,081
Net loss for the year ended December 31, 2021	—	—	—	—	—	—	(39,026,340)	—	(39,026,340)
Issuance of shares for acquisition of IWeb (former business)	40,306,211	40,306	—	—	3,175,130	—	(3,316,865)	(93,472)	(194,901)
Issuance of shares for services provided	27,840,000	27,840	—	—	111,332,160	—	—	—	111,360,000
Issuance of shares for incentive compensation plan – consultants	47,020,000	47,020	—	—	81,773,285	(81,820,305)	—	—	—
Issuance of shares for incentive compensation plan – directors, officers and employees	61,850,000	61,850	—	—	133,914,511	(133,976,361)	—	—	—
Vesting of deferred stock compensation	—	—	—	—	—	149,438,862	—	—	149,438,862
Foreign Currency Translation Adjustment	—	—	—	—	—	—	—	(53,014,726)	(53,014,726)
Balance as of December 31, 2021	1,205,016,211	$1,205,016	65,000,000	$65,000	$330,703,635	$(66,357,804)	$416,095,565	$(85,391,436)	$596,319,976

The accompanying notes are an integral part of these consolidated financial statements.

TINGO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2021	December 31, 2020
Cash Flows from operating activities
Net Income (Loss)	$(39,026,340)	$141,970,335
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	247,177,230	5,769,462
Bad debt expense	99,247	8,698,024
Stock issued for services	111,360,000	—
Deferred stock compensation	149,438,862	—
Increase/Decrease related to
Inventories	(99,332)	229,293
Trade and other receivables	(122,453,864)	(46,457,433)
Prepayments	—	126,902,136
Accounts payable and accruals	755,844,278	(207,900,786)
Deferred income	221,215,018	—
Value added tax	(3,331,610)	—
Income tax payable	32,815,793	32,524,837
Net Cash provided by operating activities	1,353,039,282	61,735,868

Cash flows from investing activities
Acquisition of IWeb	(194,901)	—
Acquisition of assets	(1,219,815,168)	(197,750)
Acquisition of intangibles	(573,915)	—
Acquisitions of work in progress	—	(199,274,605)
Net Cash used in investing activities	(1,220,583,984)	(199,472,355)

Cash flows from financing activities
Net repayments on borrowings	—	(8,914,701)
Net Cash used in financing activities	—	(8,914,701)
Translation Adjustment	(32,290,562)	(13,598,355)

Net change in cash and cash equivalents	100,164,736	(160,249,543)

Cash and cash equivalents, beginning of the year	28,202,869	188,452,412
Cash and cash equivalents, end of the year	$128,367,605	$28,202,869

Supplemental Cash flow information
Cash paid for period for:
Taxes	$62,946,048	$34,182,976
Interest	$—	$869,968

Non-cash disclosures
Stock issued for services	$111,360,000	$—

The accompanying notes are an integral part of these consolidated financial statements

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(1) Description of Business and Basis of Presentation

Description of Business — Tingo, Inc. (collectively, with our subsidiary, “ we,” “us,” “our,” “Tingo” and the “Company”), a Nevada corporation, was formed on February 17, 2015. Our shares trade on the OTC Markets trading platform under the symbol ‘TMNA’. We acquired our wholly-owned subsidiary, Tingo Mobile, PLC, a Nigerian public limited company (“Tingo Mobile”), in a share exchange with its sole shareholder effective August 15, 2021. Prior to the acquisition of Tingo Mobile, the Company was headquartered in Thailand and its principal business consisted of technology consulting. This business was discontinued following the acquisition of Tingo Mobile, and we attributed a $3.2 million in net equity to the Company’s prior business as shown in the Consolidated Statements of Shareholders’ Equity above. Because our discontinued operations are immaterial to our overall business, we have not included them in our financial statements except as specifically noted herein.

The Company, including its subsidiary Tingo Mobile, is an Agri-Fintech company offering a comprehensive platform service through use of smartphones — ‘device as a service’ (using GSM technology) to empower a marketplace to enable subscribers/farmers within and outside of the agricultural sector to manage their commercial activities of growing and selling their production to market participants both domestically and internationally. The ecosystem provides a ‘one stop shop’ solution to enable such subscribers to manage everything from airtime top ups, bill pay services for utilities and other service providers, access to insurance services and micro finance to support their value chain from ’seed to sale’.

As of December 31, 2021, Tingo had approximately 9.3 million subscribers using its mobile phones and Nwassa payment platform (www.nwassa.com). Nwassa is Africa’s leading digital agriculture ecosystem that empowers rural farmers and agri-businesses by using proprietary technology to enable access to market. Farm produce can be shipped from farms across Africa to any part of the world, in both retail and wholesale quantities. Nwassa’s payment gateway also has an escrow structure that creates trust between buyers and sellers. Our system provides real-time pricing, straight from the farms, eliminating middlemen. Our users’ customers pay for produce bought using available pricing on our platform. Our platform is paperless, verified and matched against a smart contract. Data is efficiently stored on the blockchain.

Our platform has created an escrow solution that secures the buyer, funds are not released to the seller until fulfilment. The platform also facilitates trade financing, ensuring that banks and other lenders compete to provide credit to our members.

Tingo aims to be Africa’s leading Agri-Fintech player that transforms rural farming communities to connect through our proprietary platform to meet their complete needs from inputs, agronomy, off take and marketplace which delivers sustainable income in an impactful way. Additional information about the Company can be obtained from our website at www.tingoinc.com. Our website, however, does not constitute a part of this Annual Report.

Basis of Presentation — The accompanying audited consolidated financial statements have been prepared in accordance with the instructions to Form 10-K and Articles 3 and 3A of Regulation S-X. All normal recurring adjustments considered necessary for a fair presentation have been included.The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Our results of operations for the year ended December 31, 2021 are not necessarily indicative of results that ultimately may be achieved for 2022.

The Impact of COVID-19 — In response to the COVID-19 pandemic, there have been a broad number of governmental and commercial actions taken to limit the spread of the virus, including social distancing measures, stay-at-home orders, travel restrictions, business shutdowns and slowdowns. The COVID-19 pandemic continues to be dynamic, and near-term challenges across the economy remain. Although vaccines are now being distributed and administered across many parts of the world, new variants of the virus have emerged and may continue to emerge that have shown to be more contagious. We continue to adhere to applicable governmental and commercial restrictions and to work to mitigate the impact of COVID-19 on our employees, customers, communities, liquidity and financial position.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(2) Change in Accounting Treatment

As disclosed in the Company’s Current Report on Form 8-K filed on June 15, 2022, in preparation for the planned merger of a subsidiary of the Company with a wholly owned subsidiary of Nasdaq-listed MICT, Inc., the Company reviewed and considered its accounting treatment of its acquisition of Tingo Mobile on August 15, 2021. Based on this review, the Company elected to modify its accounting treatment of the acquisition as a reverse acquisition of the Company by Tingo Mobile instead of as a forward acquisition of Tingo Mobile by the Company as had been previously presented.

Accordingly, the financial statements included herein have been prepared in accordance with reverse acquisition accounting rules, and now include the consolidated operating results of Tingo Mobile for the full periods presented, rather than using forward acquisition accounting as had been presented previously, which included the results of Tingo Mobile only from the date of the Acquisition.

As part of the adjustment, the Company recorded the following corrections to the prior accounting treatment on the balance sheet:

Goodwill	$(3,694,107,417)
Capitalized Acquisition Expenses	$(111,360,000)
Additional Paid in Capital	$4,170,398,452
Accumulated Surplus	$(397,390,240)
Translation Reserve	$32,459,205

The Company also recorded expenses of $111,360,000 during 2021 relating to the value of shares issued to a third party as a finder’s fee in connection with the Acquisition of Tingo Mobile.

(3) Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Company in the preparation of our financial statements:

Reverse Acquisition Accounting — We have adopted reverse acquisition accounting methods in connection with the Company’s Acquisition of Tingo Mobile. Accordingly, the consolidated financial statements reflect the results of Tingo Mobile for the periods indicated in this Report.

Use of Estimates — The preparation of financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Although we believe the estimates and assumptions used in preparing these financial statements and related notes are reasonable in light of known facts and circumstances, actual results could differ from those estimates.

Earnings Per Share — Basic and diluted per share calculations are computed utilizing the weighted-average number of shares of common stock outstanding for the period. Pursuant to our 2021 Equity Incentive Plan adopted during the fourth quarter of 2021, in accordance with ASC 260, Earnings Per Share, the unvested shares of restricted stock awarded pursuant to our equity compensation plans are participating securities and, therefore, are included in the basic earnings per share calculation.

Share-Based Compensation — We account for share-based compensation using the fair value method, as prescribed by ASC 718, Compensation-Stock Compensation. Accordingly, for restricted stock awards, we measure the grant date fair value based upon the market price of our common stock on the date of the grant and amortize the fair value of the awards as share-based compensation expense over the requisite service period, which is generally the vesting term. For all share-based awards that are not subject to vesting, we recognize expense associated with the award during the period in which the award is granted, in an amount equal to the number of shares granted, multiplied by the closing trading price of the shares on the relevant grant date. Determining the appropriate fair

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(3) Significant Accounting Policies (cont.)

value of share-based awards requires the use of subjective assumptions, particularly given that the Company’s common stock is not actively traded. The assumptions used in calculating the fair value of share-based awards represents management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.

Classes of Common Stock — The Company has two classes of common stock. Each share of Class A common stock is entitled to one (1) vote, and is entitled to receive dividends when and if declared by the board of directors out of assets legally available therefor. Each share of Class B common stock is entitled to ten (10) votes, but carries no dividend, distribution, liquidation, conversion, or economic rights of any kind.

Retained Earnings — The components that make up distributable earnings (accumulated undistributed deficit) on the Consolidated Balance Sheet as of December 31, 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020
Net income (loss) for year	$(39,026,340)	$141,970,335
Acquisition of the Company (IWeb)	(3,316,865)	—
Retained Earnings	458,438,770	316,468,435
Retained Earnings	$416,095,565	$458,438,770

Accounts Receivable — The total value of the 12-month mobile leasing contract is recognized under accounts receivables at the outset. The balance is due and payable and is credited as receipts are received from the customers. Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, economic conditions, and our historical write-off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Given the manner in which we bundle our services with our branded phones, we do not typically incur a substantial amount of bad debt. Accordingly, absent a substantial outlying event such as Covid-19, we do not expect to incur bad debts of any material significance. During the year ended December 31, 2021, a general allowance of 3 percent was made on all account receivables to cushion the possible effect of Covid 19 on our customers. On a proforma basis, we recognized bad debt expense of $99,247 and $8,698,024 relating to our receivables in 2021 and 2020, respectively. This is in line with our expectations, inasmuch as our contracts for mobile leasing are with our farmer cooperative partners who, in turn, take responsibility for individual collection efforts from their members.

We offer our customers the option to purchase certain wireless devices in installments over a specified period of time and, in many cases, once certain conditions are met, the end-user may be eligible to trade in the original equipment for a new device and have the remaining unpaid balance paid or settled. As of December 31, 2021, all receivables on this arrangement have been collected and balance written off.

Impairment of Long-Lived Assets — In accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets, as set forth in Topic 360 of the ASC, the Company assesses the recoverability of the carrying value of its long-lived assets when events occur that indicate an impairment in value may exist. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. If this occurs, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. There was no impairment of long-lived assets for the years ended December 31, 2021 and 2020.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(3) Significant Accounting Policies (cont.)

Income Taxes — The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the accounting bases and the tax bases of the Company’s assets and liabilities. The deferred tax assets are computed using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

The Company has adopted ASC guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At December 31, 2021 and 2020, there were no uncertain tax positions that required accrual.

The reconciliation of income tax benefit at the U.S. statutory rate of 25% for the period ended December 31, 2021 and 21% for the year ended December 31, 2020, respectively, to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2021	Percent	2020	Percent
Federal statutory rates	$(65,199,716)	25.0%	$—	21.0%
Valuation allowance against net deferred tax assets	65,199,716	25.0%	—	—
Effective rate	$—	0.00%	$—	0.00%

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets for the period ended December 31, 2021 and 2020 are as follows:

Deferred Tax Assets	December 31, 2021	December 31, 2020
Beginning of period	$—	$—
Net Operating Loss	65,199,716	—
Valuation Allowance	(65,199,716)	—
Net Deferred Tax Assets	$—	$—

The income of a foreign subsidiary is not necessarily subject to U.S. tax, provided the income is from the active conduct of a trade or business within the non-U.S. jurisdiction. However, earnings of the foreign subsidiary, to the extent reinvested in the U.S. or distributed to the U.S. parent as a dividend, may be subject to U.S. tax. In addition, the Internal Revenue Code requires that transfer pricing between a U.S. parent and a foreign subsidiary be made on an arms’ length basis. Tingo Mobile, our sole operating subsidiary, did not issue any dividends during the years ended December 31, 2021 and 2020.

In our Consolidated Statements of Operations, we have deducted taxes payable in connection with our operations in Nigeria. However, inasmuch as the U.S. and Nigeria do not have a tax treaty, we do not receive a corresponding credit in the U.S. for tax paid in Nigeria by Tingo Mobile, our wholly-owned subsidiary. In addition, our parent company, Tingo, Inc. has incurred operating losses on an unconsolidated basis, largely due to non-cash expenses associated with stock awards made pursuant to our 2021 Equity Incentive Plan. Our ability to utilize tax losses associated with the operations of our parent company is restricted, however, due to limitations on the deductibility of certain share compensation to our executive officers and directors that may be deemed ‘excess compensation’ pursuant to Section 162(m) of the Internal Revenue Code.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(3) Significant Accounting Policies (cont.)

Subject to any such disallowances pursuant to Code Section 162(m), the Company has approximately $65.2 million of net operating losses carried forward to offset taxable income, if any, in future years which expire commencing in fiscal year 2037. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on this assessment, management has established a full valuation allowance against all of the deferred tax asset relating to NOL’s because it is more likely than not that all of the deferred tax asset will not be realized as the parent company is not presently income producing.

Inventory — The Company holds certain stocks of spare parts to support the maintenance of new phones. These are recorded at cost. The company does not hold significant stock of new phones in the event of damage or replacement. Inventory is measured on the first-in, first-out method.

Operating Segments — We have examined our operating business pursuant to the guidance of ASC 280, Segment Reporting, which establishes standards for reporting information about operating segments. It also establishes standards for related disclosures about customers, products and geographic areas. Operating segments are defined as components of an enterprise that engage in business activities that earn revenues, incur expenses and prepare separate financial information that is evaluated regularly by our Chief Operating Decision Maker (“CODM”) in order to allocate resources and assess performance. Resources are allocated and performance is assessed by the CODM.

Based on the provisions of ASC 280, we have evaluated our operating business and considered various factors associated therewith, including the concentration of our business in one country and the integration of our leasing business with the use of our agri-fintech platform that utilizes software embedded within the leased device. Accordingly, this evaluation resulted in one reportable segment.

Deferred Income — The Company reflects the full value of the 12-month-year revenues due in accordance with our mobile leasing contracts. We do not allocate the cost of our mobile phones against these revenues, but instead recognize depreciation expense on a straight-line basis ratably over the estimated 3-year useful life of the devices.

Leased Assets — The Company makes the use of leasing arrangements principally for the provision of the offices and related facilities. The rental contracts for offices are typically negotiated for terms of between 1 and 10 years and some of these have extension terms. Lease terms for office fixtures and equipment have lease terms of between 1 year and 10 years without any extension terms. The company does not enter into sale and leaseback arrangements. All the leases are negotiated on an individual basis and contain a wide variety of different terms and conditions such as purchase options and escalation clauses. The Company assesses whether a contract is or contains a lease at inception of the contract. A lease conveys the right to direct the use and obtain substantially all of the economic benefits of an identified asset for a period of time in exchange for consideration.

Measurement and Recognition of Leases as a Lessee — At lease commencement date, the company recognizes a right-of-use asset and a lease liability on the balance sheet. The right-of-use asset is measured at cost, which is made up of the initial measurement of the lease liability, any initial direct expenses incurred by the company, an estimate of any expenses to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentives received). The company depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The company also assesses the right-of-use asset for impairment when such indicators exist.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(3) Significant Accounting Policies (cont.)

At the commencement date, the Company measures the lease liability at the present value of the lease payments unpaid at that date, discounted using the interest rate implicit in the lease if that rate is readily available or the incremental borrowing rate. The incremental borrowing rate is the estimated rate that the Company would have to pay to borrow the same amount over a similar term, and with similar security to obtain an asset of equivalent value. This rate is adjusted should the lessee entity have a different risk profile to that of the company.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced by lease payments that are allocated between repayments of principal and finance expenses. The finance cost is the amount that produces a constant periodic rate of interest on the remaining balance of the lease liability.

The lease liability is reassessed when there is a change in the lease payments. Changes in lease payments arising from a change in the lease term or a change in the assessment of an option to purchase a leased asset. The revised lease payments are discounted using the incremental borrowing rate at the date of reassessment when the rate implicit in the lease cannot be readily determined. The amount of the remeasurement of the lease liability is reflected as an adjustment to the carrying amount of the right-of-use asset. The exception being when the carrying amount of the right-of-use asset has been reduced to zero then any excess is recognized in profit or loss.

Payments under leases can also change when there is either a change in the amounts expected to be paid under residual value guarantees or when future payments change through an index or a rate used to determine those payments, including changes in market rental rates following a market rent review. The lease liability is remeasured only when the adjustment to lease payments takes effect and the revised contractual payments for the remainder of the lease term are discounted using an unchanged discount rate. Except for where the change in lease payments results from a change in floating interest rates, in which case the discount rate is amended to reflect the change in interest rates.

The remeasurement of the lease liability is dealt with by a reduction in the carrying amount of the right-of use asset to reflect the full or partial termination of the lease for lease modifications that reduce the scope of the lease. Any gain or loss relating to the partial or full termination of the lease is recognized in profit or loss. The right-of-use asset is adjusted for all other lease modifications.

The Company has elected to account for short-term leases and leases of low-value assets using the practical expedients. These leases relate to residential houses for a year. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term.

Accounting Pronouncements — In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) - Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments. The new guidance removes the separation models for convertible debt with a cash conversion feature or a beneficial conversion feature. In addition, the new standard provides guidance on calculating the dilutive impact of convertible debt on earnings per share. The ASU clarifies that the average market price should be used to calculate the diluted earnings per share denominator when the exercise price or the number of shares that may be issued is variable. The ASU is effective for the Company on January 1, 2022, including interim periods, with early adoption permitted, although implementation has been delayed for smaller reporting companies for fiscal years beginning after December 15, 2023. The ASU permits the use of either a full or modified retrospective method of adoption. The Company is still evaluating the impact of the adoption of this ASU on its future financial statements and disclosures.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(4) Share-Based Compensation

On October 6, 2021, the Company’s Board of Directors adopted our 2021 Equity Incentive Plan (“Incentive Plan”), the purpose of which was to promote the interests of the Company by encouraging directors, officers, employees, and consultants of Tingo to develop a long-term interest in the Company, align their interests with that of our stockholders, and provide a means whereby they may develop a proprietary interest in the development and financial success of the Company and its stockholders. The Incentive Plan is also intended to enhance the ability of the Company and its subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company. The Incentive Plan permits the award of restricted stock, common stock purchase options, restricted stock units, and stock appreciation awards. The maximum number of shares of our Class A common stock that are subject to awards granted under the Incentive Plan is 131,537,545 shares. The term of the Incentive Plan will expire on October 6, 2031. On October 12, 2021, our stockholders approved our Incentive Plan and, during the fourth quarter of 2021, the Tingo Compensation Committee granted awards under the Incentive Plan to certain directors, executive officers, employees, and consultants in the aggregate amount of 108,870,000 shares. The majority of the awards so issued are each subject to a vesting requirement over a 2-year period unless the recipient thereof is terminated or removed from their position without “cause”, or as a result of constructive termination, as such terms are defined in the respective award agreements entered into by each of the recipients and the Company. We account for share-based compensation using the fair value method, as prescribed by ASC 718, Compensation — Stock Compensation. Accordingly, for restricted stock awards, we measure the grant date fair value based upon the market price of our common stock on the date of the grant and amortize the fair value of the awards as share-based compensation expense over the requisite service period, which is generally the vesting term. For all stock awards under the Incentive Plan that are not subject to vesting, we recognize expense associated with the award during the period in which the award is granted, in an amount equal to the number of shares granted, multiplied by the closing trading price of the shares on the relevant grant date. In connection with these awards, we recorded stock-based compensation expense and professional fees of $68.7 million and $80.8 million, respectively, for year ended December 31, 2021. As of December 31, 2021, total compensation expense to be recognized in future periods is $66.4 million. The weighted average period over which this expense is expected to be recognized is 1.8 years.

The following table summarizes the activity related to granted, vested, and unvested restricted stock awards under the Incentive Plan for the year ended December 31, 2021:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested shares outstanding, January 1, 2021	—	—
Shares Granted	108,870,000	$1.75
Shares Vested	71,919,167	$1.73
Shares Forfeited	—	—
Unvested shares outstanding, December 31, 2021	36,950,833	$1.80

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(5) Revenue Recognition

Policy

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount:

1.	Identification of the promised goods in the contract;

2.	Determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract;

3.	Measurement of the transaction price, including the constraint on variable consideration;

4.	Allocation of the transaction price to the performance obligations; and

5.	Recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations with regard to its leasing contracts are satisfied over time, while other performance obligations are usage-based.

Revenue comprises of the fair value of lease or purchase payments for our smartphone devices, services and financial technology solutions. We offer service-only contracts and contracts that bundle equipment used to access the services and/or with other service offerings. Some contracts have fixed terms and others are cancellable on a short-term basis (i.e., month-to-month arrangements). We have elected to record revenue net of taxes collected from our customers that are remitted to governmental authorities, with the collected taxes recorded within other current liabilities until remitted to the relevant government authority.

Sources

The Company has the following revenue sources:

●	Mobile Leasing — our leasing customers enter a 12-month contract for a fixed monthly rental. The customers are committed for the full term. Our accounting policy is to recognize the lease obligations ratably during the contract term. We do not recognize a cost of sales associated with such lease payments. Instead, as the lessor of these devices, we depreciate the mobile devices ratably on a straight line basis over their useful life, which we estimate at 36 months.

●	Call and Data Services — our customers use call and data services at normalized rates which, given the increasing proliferation of wifi connections, even in rural locations, have steadily declined over time.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(5) Revenue Recognition (cont.)

●	Nwassa Services — this is our Agri-Fintech platform powered by the smartphones leased on a 12-month term above, known as ‘device as a service’. Revenue is recognized based on fixed percentage of the value of the transaction on the following basis when transactions are executed as follows:

●	Agri- Marketplace — percentage of the value of produce trade on Nwassa

●	Mobile airtime top up — fixed percentage of value of top-up

●	Utilities — fixed percentage of value of transaction

●	Mobile Insurance — fixed fee recognized monthly based on contract

●	Financial Services (Loans and related services) — fixed referral fee as completed

While our Nwassa applications are integrated with our branded phones, each of the services are distinct and independent performance obligations of the Company. The range and quantity of services used are determined solely by the end-user.

(6) Foreign Currency Translation

Functional and presentation currency — The consolidated financial statements are presented in U.S. dollars, which is the presentation currency, the functional currency is Nigeria Naira.

The exchange rate used for conversion is:

	December 31, 2021	December 31, 2020
Balance Sheet:
Nigerian Naira	412.99	379.5
Profit and Loss:
Nigerian Naira	396.46	379.5

Foreign currency transactions — Foreign currency transactions are translated into the functional currencies of the Company’s subsidiaries using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of operations and comprehensive income. Non-monetary items carried at cost are translated using the exchange rate at the date of the transaction. Non-monetary items carried at fair value are translated at the date the fair value is determined. For Nigeria, due to the volatile nature of the exchange rate, we have applied the prudent approach to convert both the Profit and Loss and Balance Sheet at the same rate to indicate a fairer reflection of the state of affairs.

(7) Inventory

Inventory on hand consisted of the following:

	December 31, 2021	December 31, 2020
Spare parts	$129,823	$30,491
Total Inventory	$129,823	$30,491

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(8) Accounts Receivable

	December 31, 2021	December 31, 2020
Accounts receivable gross	$364,350,175	$—
Allowance for expected credit loss	(42,065)	—
	364,308,110	—
Directors current account	289	241,953,782
Total Accounts Receivable, net	$364,308,399	$241,953,782

Accounts Receivable — This amount consists almost exclusively of trade receivables relating to the 1-year smartphone leasing contracts that our customers entered during 2021. The release and delivery of new phones in accordance with the new phone contracts took place in May 2021 and September 2021, respectively. The balances reflect the remaining balance outstanding as at December 31, 2021. The previous lease contracts expired in May 2020. The delay in renewal of new contracts was due to impact of Covid 19 and delays in recommencement of our supply chains as a consequence. The new phone leasing contracts will expire in April 2022 and August 2022 respectively. The Company had approximately 9.3 million subscribers for this service as of December 31, 2021. The Company has successfully renewed its previous contract that expired in May 2020 without any attrition in the number of subscribers. We view this as significant, given the gap of a year due to the Covid-19 pandemic that affected our supply chain in 2020 and the early part of 2021. We believe it is a clear demonstration of our ability to maintain subscriber loyalty and reflection of affordability at the price point we offer our subscribers over the three-year leasing period. Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, economic conditions, and our historical write-off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. We recognized bad debt expense of $99,247 and $8,698,024 relating to our receivables in 2021 and 2020, respectively. The allowance for credit loss for the years ended December 31, 2021 and 2020 was $42,065 and zero, respectively.

We offer our customers the option to purchase certain wireless devices in installments over a specified period of time and, in many cases, once certain conditions are met, they may be eligible to trade in the original equipment for a new device and have the remaining unpaid balance paid or settled. As of December 31, 2021, all receivables on this arrangement have been collected and the balance has been written off.

We have a strong history of mobile leasing to our subscriber base in partnership with our farmers’ cooperatives. Unlike a typical mobile leasing business, we analyze credit risk on these cooperatives and not directly with our 9.3m subscribers. We have history of leasing to the same number of subscribers since 2017, and have a strong collection record where the cooperatives settle the monthly leasing receivables in bulk. The cooperatives manage the interaction and collection from their members and, therefore, we do not undertake direct credit risk with our subscribers. This ‘business to business’ credit model has assured minimal bad debts and late payments, as well as reduced administrative effort needed to collect monthly receivables due over the 12-month contract.

Prepayments — This represents the total cost of sales for the mobile devices purchased that are contracted out on our lease agreements. Our policy is to depreciate the cost ratably over a 36-month period, which is the estimated useful life of the devices.

The Company’s agreement with its manufacturer does not include a renewal or termination feature once delivery of the devices has occurred and the Company has approved the quality of the delivery and/or waived any such approval by failing to object to any nonconformity within 30 days of delivery.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(9) Property, Plant & Equipment

Changes in cost, depreciation, and net book value during 2021 were recorded as follows:

	LAND $	BUILDING $	MOTOR VEHICLES $	FURNITURE & FITTINGS $	OFFICE EQUIPMENT $	PLANT & MACHINERY $	SITE INSTALLATIONS $	MOBILE DEVICES $	Total $
COST
January 1, 2021	9,560,176	34,540,253	225,788	65,232	71,899	10,992,230	—	—	55,455,578
ADDITIONS	—	—	—	—	—	—	207,968,849	1,219,411,221	1,427,380,070
Forex translation difference	(765,481)	(2,765,629)	(18,079)	(5,223)	(5,757)	(880,145)	(16,652,011)	—	(21,092,325)
December 31, 2021	8,794,695	31,774,624	207,709	60,009	66,142	10,112,085	191,316,838	1,219,411,221	1,461,743,323

DEPRECIATION
January 1, 2021	—	7,256,776	104,655	33,763	57,869	10,960,171	—	—	18,413,234
CHARGED FOR THE YEAR	—	1,654,988	31,493	10,817	9,820	10,753	—	244,290,317	246,008,188
Forex translation difference	—	(647,305)	(9,640)	(3,136)	(5,027)	(896,010)	—	—	(1,561,118)
December 31, 2021	—	8,264,459	126,508	41,444	62,662	10,092,914	—	244,290,317	262,860,304

NET BOOK VALUE
December 31, 2020	9,560,176	27,283,477	121,133	31,469	14,030	32,059	—	—	37,042,344
December 31, 2021	8,794,695	23,510,165	81,201	18,565	3,480	37,171	191,316,838	975,120,904	1,198,883,019

Changes in cost, depreciation, and net book value during 2020 were recorded as follows:

	LAND $	BUILDING $	MOTOR VEHICLES $	FURNITURE & FITTINGS $	OFFICE EQUIPMENT $	PLANT & MACHINERY $	Total $
COST
January 1, 2020	10,087,768	36,446,408	99,783	37,970	74,339	11,561,491	58,307,759
ADDITIONS	—	—	131,505	29,311	1,451	35,483	197,750
Forex translation difference	(527,592)	(1,906,155)	(5,500)	(2,049)	(3,891)	(604,744)	(3,049,931)
December 31, 2020	9,560,176	34,540,253	225,788	65,232	71,899	10,992,230	55,455,578

DEPRECIATION
January 1, 2020	—	5,834,932	69,704	23,403	45,965	8,687,612	14,661,616
CHARGED FOR THE YEAR	—	1,730,713	38,679	11,609	14,338	2,762,767	4,558,106
Forex translation difference	—	(308,869)	(3,728)	(1,249)	(2,434)	(490,207)	(806,488)
December 31, 2020	—	7,256,776	104,655	33,763	57,869	10,960,171	18,413,234

NET BOOK VALUE
January 1,2020	10,087,768	30,611,476	30,079	14,567	28,374	2,873,879	43,646,143
December 31,2020	9,560,176	27,283,477	121,133	31,469	14,030	32,059	37,042,344

As noted above, we recognize depreciation expense relating to our leased mobile phones on a straight-line basis over a 36-month period, which is the estimated useful life of the devices. Property, plant and equipment are carried at historical value and depreciated over their useful life. All property and equipment with a cost of $5,000 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(9) Property, Plant & Equipment (cont.)

Plant and equipment consist of prototypes, software, furniture and equipment, which are depreciated on a straight-line basis over their expected useful lives.

Estimated useful lives (years)
Buildings	20
Motor Vehicles	5
Furniture & Fittings	5
Office Equipment	5
Plant & Machinery	4
Mobile Devices	3
Site Installations	20

Site Installations relates to the capitalization of the Company’s investment in rural fibre network and equipment. Previously, it was classified as Work in Progress and the works were completed as of December 31, 2021. Depreciation on these assets will commence on January 1, 2022.

The total depreciation charge for the years ended December 31, 2021 and 2020 was $246,008,188 and $ 4,528,106, respectively

(10) Intangible Assets and Work-in-Progress

Intangible Assets — The details below relate to Intangible Assets for Tingo Mobile as consolidated into the Company for the years ended December 31, 2021 and 2020. This represents cost incurred on software development of our mobile operating system and secure browser. This is Tingo’s proprietary operating system and mobile/web browser. The system and its technology platform is designed to help our customers securely execute financial transactions. This cost is amortized over 5 (Five) years, because on or before then we are expected to have significantly upgraded the software. For the year ended December 31, 2021, the Company incurred capitalized expenses of $ 0 and charged $1,187,042 in amortization expenses for this period. For the year ended December 31, 2020, the Company incurred capitalized expenses of $0 and charged $1,241,356 in amortization expenses for the period.

	2021	2020
Cost
Beginning Balance January 1	$6,193,507	$6,535,305
Additions	—	—
Forex translation difference	(495,912)	(341,798)
Ending Balance December 31	$5,697,595	$6,193,507

Amortization
Beginning Balance January 1	$3,138,446	$2,004,585
Charge for the year	1,187,042	1,241,356
Forex translation difference	(298,817)	(107,495)
Ending Balance December 31	4,026,671	3,138,446
Carrying Amount December 31	$1,670,924	$3,055,061

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(10) Intangible Assets and Work-in-Progress (cont.)

Work-in-Progress — The details below relate to Work-in-Progress for Tingo Mobile as consolidated into the Company for the years ended December 31, 2021 and 2020. Consists of investment in ‘Cell On-Wheel’. This is a rollout of broadband fiber and mobile network enhancement across rural Nigeria. The project is now complete and the cost has been capitalized as a fixed asset under ’Site Installations’ above.

	December 31, 2021	December 31, 2020
January 1, 2021	$207,968,849	$8,694,244
Additions	—	200,157,284
Transfer to Capitalization – Site Installations	(191,316,838)	—
Forex translation difference	(16,652,011)	(882,679)
Closing balance – December 31, 2021	$—	$207,968,849

(11) Liquidity and Financing Arrangements

Liquidity — There are several factors that may materially affect our liquidity during the reasonably foreseeable future including, for example, currency volatility, foreign exchange controls and other items that affect cash flows to our parent company. In view of the foregoing, we believe that our operating cash flow and cash on hand will be sufficient to meet operating requirements from the date of this filing through the next twelve months.

Cash and Cash Equivalents — As of December 31, 2021, we had cash and cash equivalents of $128.4 million on a consolidated basis. As of December 31, 2020, we had cash and cash equivalents of $28.2 million.Our cash and cash equivalents mainly consist of funds held with our bank in Nigeria. We seek to optimize value by managing and placing excess liquidity on fixed deposits to earn income from such excess cashflows.

Short-term Loans — The Company had no short-term loans outstanding as of December 31, 2021 or 2020.

(12) Current and Non-Current Liabilities

Accounts Payable and Accruals

	December 31, 2021	December 31, 2020
Trade payable	$754,709,170	$—
Accrued compensation	1,049,029	—
Other Payables	126,994	40,915
	$755,885,193	$40,915

Trade Payables — This represents the balance due to our smartphone manufacturer at December 31, 2021. There were no trade payables as of December 31, 2020, inasmuch as our new phone contracts only commenced again in May 2021. We have preferred credit terms with our supplier of smartphones and pay for devices supplied over a two-year period. We minimize our currency risk and settle such supplies in Nigerian Naira to match the basis for our leasing revenues which are also denominated in Naira.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(12) Current and Non-Current Liabilities (cont.)

Deferred Income — The balance represents to gross income due over the term of the 1-year phone leasing cycle. Monthly releases to revenue will be conducted in line with the Company’s revenue recognition policy and are expected to reduce to $0 by April 2022 and August 2022 accordingly. There was no deferred income as at December 31, 2020, as the last leasing contracts expired at the end of their full term in May 2020. The table below provides the aging of the balances between current and non-current liabilities as follows:

	December 31,
	2021	2020
Due within one year	$221,215,018	$—
Over one year	—	—
Total Deferred income	$221,215,018	$—

Deferred income – current portion	221,215,018	—
Deferred income – non-current portion	—	—
Total Deferred income	$221,215,018	$—

VAT — This represents the current and future VAT liability at rate of 7.5% relating to the mobile phone leasing contracts included under Accounts Receivable and Deferred Income. The table below shows the aging of when such liabilities will become due and payable:

	December 31,
	2021	2020
Due within one year	$17,162,192	$20,493,802
Over one year	—	—
Total Value added tax	$17,162,192	$20,493,802

Value added tax – current portion	17,162,192	20,493,802
Value added tax – non-current portion	—	—
Total Value added tax	$17,162,192	$20,493,802

(13) Taxation and Deferred Tax

The provision for income tax consists of the following components at December 31, 2021 and 2020:

	December 31,
	2021	2020
Income tax	$104,802,090	$68,739,650
Current Tax	$104,802,090	$68,739,650

The significant components of our tax liabilities as of December 31, 2021 and 2020 are summarized below:

	December 31,
	2021	2020
Current Tax Liabilities
Beginning of period	$67,601,594	$35,992,292
Charge for the period	104,802,090	68,739,650
	172,403,684	104,731,942
Paid during the period	(62,946,048)	(34,182,976)
Forex translation difference	(8,851,284)	(2,947,372)
Total Current Tax Liabilities	$100,606,352	$67,601,594

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(13) Taxation and Deferred Tax (cont.)

The significant components of our deferred tax liabilities as of December 31, 2021 and 2020 are summarized below:

	December 31,
	2021	2020
Deferred Tax
Beginning of period	$2,360,004	$1,444,469
Change for the period	—	993,204
Forex translation difference	(188,965)	(77,669)
Total Deferred Tax Liabilities	$2,171,039	$2,360,004

(14) Commitments and Contingencies

Commitments

Operating Leases — We have operating leases covering office space in Nigeria and the United States. Our operating lease in Nigeria is a one-year lease with an option for the Company to renew, and the operating lease in the United States is on a month-to-month basis. We consider each of these arrangements to be a ‘low value lease’ and, accordingly, have not recognized a right of use asset or liability in our financial statements.

Purchase Commitments — Our principal purchase commitment consists of our agreement with our smartphone manufacturer, wherein we have two years to make full payment, but are otherwise not obligated to make any specified minimum payment during the interim. We nevertheless periodically make payments out of operating cash from time to time during the payment term and, at December 31, 2021, we had future commitments of approximately $754.7 million remaining under this agreement. Other than customary software licenses, we had no other significant purchase commitments, or commitments for capital expenditures, as of such date.

Contingencies

Generally — Estimated losses from contingencies are accrued by a charge to earnings when information available prior to the issuance of the financial statements indicates that it is likely that a future event will confirm that an asset has been impaired or a liability incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. As of December 31, 2021, we have not assessed any charges against earnings for contingencies.

(15) Concentrations

Customers — While we may sell our branded phones from time to time to bulk purchasers, our primary customers consist of two farmers’ cooperatives in Nigeria, who collectively have approximately 9.3 million members. The cooperatives account for virtually all of our leasing revenue, while the members of the cooperatives account for a substantial majority of our Agri-Fintech revenue generated through our Nwassa platform. Should either of these cooperatives experience financial difficulties, our revenue and cash flows could be adversely impacted.

Manufacturer — We outsource the manufacture of our smartphones to a single manufacturer. During 2020 and 2021, we experienced substantial delays in the supply of new devices to our customers as a result of supply chain disruptions resulting principally from Covid-19, which in turn affected our revenue. Given that our manufacturer is located in China and may be subject to further economic dislocation in the future, we are subject to future risks of delayed or non-fulfillment under any new supply agreements into which we may enter.

TINGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

(16) Related-Party Transactions and Agreements

From time to time, we may enter into transactions or incur indebtedness to persons affiliated with members of our board of directors or executive officers. We will seek to ensure that, to the greatest extent possible, any such agreements or transactions are undertaken on an arms-length basis and representative of standard commercial terms and conditions that would be available to us from third parties. During the year ended December 31, 2021, we noted no such transactions or agreements with such related parties of the Company.

(17) Legal Proceedings

While we are not currently subject to any legal proceedings, from time to time, the Company or one or more of its subsidiaries may become a party to certain proceedings incidental to the normal course of our business. While the outcome of any potential legal proceedings cannot at this time be predicted with certainty, we do not expect that any such proceedings will have a material effect upon our financial condition or results of operations.

(18) Subsequent Events

Management performed an evaluation of the Company’s activity through the date the financial statements were issued, noting there were no subsequent events.